Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 4, 2013, by and between Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and John L. McManus (“Executive”).

RECITALS

A. Executive has been President and Chief Executive Officer (“CEO”) of the Company since 2006, and was responsible for refocusing the Company and integral to the Company being awarded a contract, dated February 11, 2011, from the Biomedical Advanced Research and Development Authority, a division of the Department of Health and Human Services, for the development of the Company’s lead compound for up to $118 million (the “BARDA Contract”).  The Board of Directors of the Company (the “Board”) recognizes that Executive’s contributions as President and CEO have been instrumental to the success of the Company. Executive and the Company entered into an employment agreement dated July 14, 2006, which was subsequently amended and restated on July 30, 2010 (as amended and restated, the “Prior Agreement”). The Board and Executive desire to amend and restate the Prior Agreement pursuant to the terms hereof to assure the Company of Executive’s continued employment in an executive capacity and to compensate him therefor.

B.  The Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders.

C.  The Board has determined that appropriate steps should be taken to retain Executive and to reinforce and encourage his continued attention and dedication to his assigned duties.

D.  The Company desires to retain the services of Executive, and Executive desires to be employed by the Company pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual promises and the mutual covenants and agreements hereinafter set forth, the Company and Executive hereby agree as follows:

1. EMPLOYMENT. During the Employment Period (as defined in Section 3 below), the Company hereby agrees to continue to employ Executive and Executive hereby agrees to continue to serve the Company, on the terms and conditions contained in this Agreement.

2. POSITION AND DUTIES. Executive shall serve the Company as its President and CEO and shall report to the Board. Executive shall be assigned the responsibilities of such offices as they may be modified from time to time by the Board; provided that such duties are consistent with Executive’s present duties and with Executive’s positions. Executive hereby accepts such employment and agrees to devote substantially all of his full business and professional time and energy to the business and affairs of the Company.

Notwithstanding the foregoing, Executive shall be permitted to serve (i) as an employee, consultant, officer and/or director of, and provide services to, McManus Financial Consultants, Inc., and (ii) on the board of directors of any other company or entity that does not compete directly with the Company.

3. EMPLOYMENT PERIOD. The “Employment Period” shall mean the period commencing on the date hereof, and ending on March 4, 2014; provided that this Agreement shall automatically renew for additional one-year periods, unless either party gives the other written notice of such party’s intent not to renew this Agreement at least ninety (90) days prior to the commencement of the next one-year term of this Agreement (a “Non-Renewal Notice”).

4. COMPENSATION.

4.1 BASE SALARY. In consideration for services performed pursuant to this Agreement, the Company will pay or cause to be paid to Executive, and Executive will be entitled to receive and hereby agrees to accept, an initial monthly base salary of $35,363.33, subject to increases in the discretion of the Board or its Compensation Committee (“Base Salary”), payable in accordance with the Company’s normal payroll payment practices.

4.2 STOCK OPTIONS AND RELATED INCENTIVE PLANS. Executive shall be eligible to participate in the Company’s existing incentive programs and any additional or successor incentive plan or plans. On the date hereof, Executive shall be granted a stock option to purchase 2,000,000 shares of Common Stock of the Company (subject to adjustment for stock splits, recapitalizations and similar transactions), with an exercise price equal to the closing stock price on the date of the grant. The stock option shall vest at a rate of 8.33% per month following the date of grant as long as Executive continues to be an employee of or consultant to the Company through the applicable vesting date, inclusive.  Without limiting the foregoing, each fiscal year, beginning with the fiscal year ending September 30, 2014, Executive shall be granted a stock option to purchase at least 250,000 shares of Common Stock of the Company (subject to adjustment for stock splits, recapitalizations and similar transactions), with an exercise price equal to the closing stock price on the date of the grant. Each of these stock options shall vest at a rate of 8.33% per month following the date of grant as long as Executive continues to be an employee of or consultant to the Company through the applicable vesting date, inclusive. In the case of a Change in Control (as defined in Section 8 below), all of the options shall fully vest and be immediately exercisable. The foregoing grants shall be subject to the Company’s standard form of stock option grant agreement and the Company’s then existing stock plan.

4.3 EXPENSES.  The Company shall reimburse Executive for all reasonable and documented expenses incurred and paid by Executive in the course of the performance of his duties pursuant to this Agreement in accordance with the Company’s customary reimbursement policies.

4.4 FRINGE BENEFITS.  Executive shall be entitled to continue to participate in or receive benefits under all of the Company’s employee benefits plans and arrangements in effect on the date hereof or plans or arrangements providing Executive with at least equivalent benefits thereunder, subject in each case to any eligibility requirements. The Company agrees that, without Executive’s consent, it will not make any changes in such plans or arrangements which would materially adversely affect Executive’s rights or benefits thereunder unless such changes affect all participants in such plans or with such arrangements on a proportionate basis.  Executive shall be entitled to participate in or receive benefits under any pension plan, profit-sharing plan, savings plan, stock option plan, life insurance, disability insurance, health-and-accident plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of compensation to Executive hereunder.  The Company shall consider procuring and maintaining, on behalf of Executive, (i) a supplemental term life insurance policy with Executive as beneficiary, that will pay Executive’s estate a death benefit of at least two times the amount of the Base Salary, and (ii) a disability program or insurance policy with Executive as beneficiary, that will pay Executive a benefit of at least at least 75% of the amount of the Base Salary in the event that Executive is terminated due to disability in accordance with Section 6.2 below. Executive agrees to use his best efforts to cooperate in applying for and procuring any such life insurance and disability policies, including submitting to physical examinations and taking such other actions as may be necessary to obtain such policies.

4.5 VACATIONS. Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board from time to time for its senior executive officers (prorated in any calendar year during which Executive is employed by the Company for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed). Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

4.6 PERQUISITES. Executive shall be entitled to continue to receive the fringe benefits appertaining to the office of President and CEO of the Company in accordance with present practice.

4.7 CORPORATE PARTNERSHIP OR SALE OF THE COMPANY. If there is a Corporate Partnership or a Change in Control (each as defined below) during the Employment Period, then Executive shall be entitled to receive a bonus of not less than $250,000 upon the execution and delivery of a definitive and enforceable agreement representing the earliest to occur of a Corporate Partnership or a Change in Control. A “Corporate Partnership” means a development or partnership with another entity for the joint development or commercialization of any of the Company’s owned or in-licensed patent rights, or the investment by a life sciences company of $3 million or greater in one transaction or a series of related transactions.

5. CONFIDENTIAL INFORMATION.

5.1 CONFIDENTIALITY. Executive will not, either during, or for a period of eight (8) years after, the end of the Employment Period, disclose to any third person or use the results of the services performed by Executive pursuant to this Agreement or any confidential or proprietary information of the Company or its affiliates, business partners or collaborators (“Confidential Information”) for any purpose other than the performance of the services performed by Executive pursuant to this Agreement, without the prior written authorization of the Company. This obligation shall not apply to information that:

(a) is now, or hereafter becomes, through no act or failure to act on the part of Executive, generally known or available;

(b) is known by Executive at the time of receiving such information;

(c) is hereafter furnished to Executive by a third party, which did not acquire such information directly or indirectly from the Company;

(d) is independently developed by Executive without use or knowledge of such information; or

(e) is required by law, or order of any court or governmental authority to be disclosed by Executive; in such event, however, Executive must give the Company sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such information and Executive may disclose only the minimum information required to be disclosed in order to comply, whether or not a protective order or similar order is obtained.

For purposes of this Section  5, “Confidential Information” includes, without limitation, the results of the services performed by Executive pursuant to this Agreement and the structure and activity of chemical compositions, know-how, data, process, technique, formula work-in-process, patent applications, marketing methods and plans, pricing information, manufacturing or engineering information and any other unpublished information related to the business or financial condition of the Company and its affiliates, business partners and collaborators.

6. TERMINATION.

6.1 DEATH. Executive’s employment hereunder shall terminate upon his death.

6.2 DISABILITY. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full time basis for one hundred twenty (120) consecutive business days, and within thirty (30) days after written notice of termination is given shall not have returned to the performance of his duties hereunder on a full time basis, the Company may terminate Executive’s employment hereunder.

6.3 CAUSE. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall be defined as any of the following; provided, however, that the Board by a duly adopted resolution has determined the presence of such cause in good faith: (i) Executive’s material breach of any of his duties or responsibilities under this Agreement; or (ii) Executive’s commission of an act of fraud or willful misconduct or gross negligence in the performance of his duties or responsibilities. For purposes of this Section 6.3, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive engaged in conduct set forth above in clause (i) or (ii) and specifying the particulars thereof in detail.

6.4 TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder (i) for Good Reason, (ii) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, or (iii) at any time by giving six months’ written notice to the Company of his intention to terminate. For purposes of this Agreement, “Good Reason” shall mean (A) any material reduction in Executive’s authority, duties or responsibilities, except in connection with termination of Executive’s employment for Cause, (B) so long as the BARDA Contract remains in effect and the Company is continuing to receive reimbursement thereunder, a reduction by 1% or more of Executive’s Base Salary or a material reduction in Executive’s fringe benefits or (C) any material breach of this Agreement by the Company.

6.5 NOTICE OF TERMINATION. Any termination by the Company pursuant to Section 6.3 above or by Executive pursuant to Section 6.4 above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

6.6 DATE OF TERMINATION. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6.2 above, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Section 6.3 or clause (iii) of Section 6.4 above, the date specified in the Notice of Termination, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within sixty (60) days after a Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

7. COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

7.1 DEATH. If Executive’s employment shall be terminated by reason of his death, the Company shall pay to such person as he shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a death benefit, an amount equal to his Base Salary through the Date of Termination at the rate in effect at the time of his death and the Company shall have no further obligations to Executive under this Agreement.

7.2 DISABILITY. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full Base Salary and incentive compensation until Executive’s employment is terminated pursuant to Section 6.2 above, or until Executive terminates his employment pursuant to clause (ii) of Section 6.4 above, whichever first occurs. After termination, the Company shall pay Executive an amount equal to his Base Salary through the Date of Termination at the rate in effect at the time of his incapacity and the Company shall have no further obligations to Executive under this Agreement.

7.3 CAUSE. If Executive’s employment shall be terminated for Cause, the Company shall pay Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Executive under this Agreement.

7.4 OTHER.

(a) If the Company shall terminate Executive’s employment other than pursuant to Sections 6.1, 6.2 or 6.3 above, and the Company has not provided Executive with a Non-Renewal Notice in accordance with Section 3 hereof, then the Company shall pay to Executive in cash a severance benefit equal to the sum of A+B, whereby “A” is the Executive’s Base Salary at the rate in effect as of the date of termination, and “B” is the average of the annual bonus(es) paid, if any, to Executive during the two (2) full years immediately preceding the year in which the date of termination occurs. Such amount shall be paid in installments over twelve (12) months in accordance with the Company’s normal payroll payment practices and, subject to Section 7.6 below, commencing within thirty (30) days following Executive’s termination of employment; provided that prior to then Executive has executed and delivered to the Company a general release and waiver agreement in favor of the Company in a form acceptable to the Company (a “General Release”) that has become irrevocable pursuant to its terms. However, if such thirty (30)-day period begins in one calendar year and ends in another calendar year, payments will commence in the second calendar year. If Executive becomes (or would become) entitled to any payment under this Section 7.4(a) pursuant to a Change in Control or otherwise, the Company shall vest, effective as of immediately prior to such Change in Control or such other event that would entitle Executive to a payment under this Section 7.4(a), all of Executive’s stock options and other equity awards (if any).

(b) If the Company provides Executive with a Non-Renewal Notice in accordance with Section 3 hereof, other than pursuant to Sections 6.1, 6.2 or 6.3 above, then the Company shall pay to Executive in cash a severance benefit equal to the product of (I) the sum of A+B, whereby “A” is the Executive’s Base Salary at the rate in effect as of the date the Non-Renewal Notice is delivered, and “B” is the average of the annual bonus(es) paid, if any, to Executive during the two (2) full years immediately preceding the year in which the Non-Renewal Notice is delivered, multiplied by (II) (y) the number of days between the one-year anniversary of the date of the Non-Renewal Notice and the last day of the Employment Period in which the Non-Renewal Notice is delivered in accordance with Section 3 hereof (the “Difference”), divided by (z) 365. Such amount shall be paid in installments over the number of months obtained by dividing the Difference by thirty (30) (rounded up to the nearest whole month) in accordance with the Company’s normal payroll payment practices and, subject to Section 7.6 below, commencing within thirty (30) days following Executive’s termination of employment; provided that prior to then Executive has executed and delivered to the Company a General Release that has become irrevocable pursuant to its terms. However, if such thirty (30)-day period begins in one calendar year and ends in another calendar year, payments will commence in the second calendar year. If Executive becomes (or would become) entitled to any payment under this Section 7.4(b) pursuant to a Change in Control or otherwise, the Company shall vest, effective as of immediately prior to such Change in Control or such other event that would entitle Executive to a payment under this Section 7.4(b), all of Executive’s stock options and other equity awards (if any).

(c) If Executive shall terminate his employment pursuant to clause (i) of Section 6.4 above, then the Company shall pay to Executive in cash a severance benefit equal to the sum of A+B, whereby “A” is the Executive’s Base Salary at the rate in effect as of the date of termination, and “B” is the average of the annual bonus(es) paid, if any, to Executive during the two (2) full years immediately preceding the year in which the date of termination occurs. Such amount shall be paid in installments over twelve (12) months in accordance with the Company’s normal payroll payment practices and, subject to Section 7.6 below, commencing within thirty (30) days following Executive’s termination of employment; provided that prior to then Executive has executed and delivered to the Company a General Release that has become irrevocable pursuant to its terms. However, if such thirty (30)-day period begins in one calendar year and ends in another calendar year, payments will commence in the second calendar year. If Executive becomes (or would become) entitled to any payment under this Section 7.4(c) pursuant to a Change in Control or otherwise, the Company shall vest, effective as of immediately prior to such Change in Control or such other event that would entitle Executive to a payment under this Section 7.4(c), all of Executive’s stock options and other equity awards (if any).

7.5 EMPLOYEE BENEFIT PLANS.

(a) Unless Executive’s employment is terminated pursuant to Section 6.3  above, contingent upon Executive executing and delivering to the Company a General Release, the Company shall maintain in full force and effect, for the continued benefit of Executive for the full term of this Agreement all employee benefit plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination; provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs.

(b) In the event that Executive’s participation in any such plan or program is barred, contingent upon Executive executing and delivering to the Company a General Release, the Company shall reimburse expenses actually incurred by Executive during such period to obtain similar coverage, but only to the extent Executive’s requested reimbursement of expenses for similar coverage does not exceed the Company’s premiums or contributions that the Company would otherwise pay under the terms of this Agreement as of the date of Executive’s termination, or date of payment if later, to continue Executive’s participation in the underlying plan for the period the expenses were incurred by Executive. Expenses reimbursable under this  Section 7.5(b) shall be reimbursed within thirty (30) days following Executive’s submission to the Company of the reimbursement request and supporting documentation reasonably requested by the Company and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive. The expenses eligible for reimbursement under this Section 7.5(b) during any calendar year shall not affect the expenses eligible for reimbursement under this Section 7.5(b) in any other calendar year.

7.6 CODE SECTION 409A COMPLIANCE. Notwithstanding anything in this Section 7 to the contrary, if any benefit or amount payable to Executive under this Section 7 on account of Executive’s termination of employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or successor provision (“409A”), payment of such benefit or amount shall commence when Executive incurs a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), which provides that a separation from service will be deemed to occur if the Company and Executive reasonably anticipate that Executive shall perform no further services for the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (whether an employee or an independent contractor) or that the level of bona fide services Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 49 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period. Such payments or benefits shall be provided in accordance with the timing provisions of this Section 7 by substituting the references to “termination of employment” or “termination” with “separation from service”; however, if at the time Executive incurs a separation from service, Executive is a “specified employee” within the meaning of 409A, any benefit or amount payable to Executive under this Section 7 on account of Executive’s termination of employment that constitutes nonqualified deferred compensation subject to 409A shall be delayed until the first day of the seventh month following Executive’s separation from service (the “409A Suspension Period”). Within  fourteen (14) days after the end of the 409A Suspension Period, the Company shall pay to Executive (or his estate or beneficiary, as applicable) a lump sum payment in cash equal to any payments (including interest on any such payments, at an interest rate of not less than the average prime interest rate, as published in the Wall Street Journal, over the 409A Suspension Period) that the Company would otherwise have been required to provide under this Section 7 but for the imposition of the 409A Suspension Period. Thereafter, Executive shall receive any remaining payments due under this Section 7 in accordance with the terms of this Section 7 (as if there had not been any suspension period beforehand). For purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of 409A. Notwithstanding anything in this Agreement to the contrary, all reimbursements and in-kind benefits provided under this Agreement shall be made in accordance with the following requirements of 409A: (i) the reimbursement of eligible expenses will be made no later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year; and (iii) any right to reimbursement of eligible expenses or in-kind benefits is not subject to liquidation or exchange for any other benefit. In addition, notwithstanding anything in this Agreement to the contrary, reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are subject to the audit or litigation are remitted to the related taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following the taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

8. CHANGE IN CONTROL OF THE COMPANY. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred at such time as:

(a) any person or more than one person acting as a group within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v)(B) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership, as determined under the constructive ownership rules of Code Section 318(a), shares of capital stock of the Company entitling such person or persons to exercise more than 50% of the total voting power of all voting shares of the Company; or

(b) any person or more than one person acting as a group within the meaning of Treasury Regulation § 1.409A-3(i)(5)(v)(B) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions as determined under Treasury Regulation § 1.409A-3(i)(5)(vii).

9. BINDING AGREEMENTS. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. NON-WAIVER OF RIGHTS. The failure to enforce, at any time, any of the provisions of this Agreement, or to require, at any time, performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provision or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

11. INVALIDITY OF PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

12. ASSIGNMENTS. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as otherwise provided herein, neither of the parties hereto may make any assignment of this Agreement, or any interest herein, without the prior written consent of the other party, except that, without such consent, this Agreement shall be assigned to any corporation or entity which shall succeed to the business presently being operated by the Company, by operation of law or otherwise, including by dissolution, merger, consolidation, transfer of assets, or otherwise.

13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. AMENDMENTS. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto, and signed by the parties hereto.

15. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
John McManus
c/o Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, CA 92691

If to the Company:
Aeolus Pharmaceuticals, Inc.
26361 Crown Valley Parkway, Suite 150
Mission Viejo, CA 92691
Attention: Chairman of the Compensation Committee of the Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SURVIVAL. Sections 4.3, 5, 7, 9-12, 14-15 and 17 of this Agreement, and this Section 16 (and the defined terms used in each of the foregoing Sections), shall survive termination or expiration of this Agreement for any reason.

17. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be settled by arbitration in Orange County, California, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators shall be persons experienced in negotiating, making and consummating employment matters. Notwithstanding the pendency of any such dispute or controversy, the Company should continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and any bonus due) and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

18. ENTIRE AGREEMENT. This Agreement supersedes all prior employment agreements, both written and oral, between the Company and Executive; and the Prior Agreement is amended and restated in its entirety as set forth in this Agreement.

19. INTERPRETATION. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of California, without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement.

AEOLUS PHARMACEUTICALS, INC.

By: /s/ David Cavalier
Name: David Cavalier
Title: Chairman

EXECUTIVE

/s/ John L. McManus
John L. McManus